Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

 Exhibit 10.1

LICENSE AGREEMENT

This License Agreement (the “Agreement”) takes effect as of March 29, 2007 (the “Effective Date”) between Immunocept LLC (“Licensor”), with offices at 6530 Clearhaven Circle, Dallas, TX 75248, and Arbios Systems, Inc. (“Arbios” or “Licensee”), with offices at 1050 Winter Street, Suite 1000, Waltham, MA 02451.

BACKGROUND

A. WHEREAS, Arbios wishes to obtain a license from Licensor under certain Patent Rights (as defined below) owned by Licensor and of which James R. Matson M.D. (“Dr. Matson”) is a co-inventor.

B. WHEREAS, Licensor is willing to grant a license to Arbios under the Patent Rights on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the foregoing and the covenants and premises contained herein, the parties therefore agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms have the meaning set forth in this Article 1.

1.1 “Affiliate” means any corporation or other entity that is directly or indirectly controlling, controlled by or under the common control with a party hereto. For the purpose of this Agreement, “control” includes the direct or indirect ownership of at least fifty percent (50%) of the outstanding shares or other voting rights of the subject entity to elect directors or, in the case of an entity that is not a corporation, for the election of the corresponding managing authority.

1.2 “Arms Length Royalty” means a patent royalty paid to an unrelated party. Specifically, a royalty is not an “Arms Length Royalty” if it is paid by a Licensed Party (which for purposes of this definition, includes a Sublicensee) to either (a) another Licensed Party, or to any person who is (or was, at the time the transaction was arranged, negotiated, or agreed, or was at the time of the invention of the relevant patent) an officer, director, employee, or owner of more than 5% of the equity ownership of a Licensed Party; or (b) an Affiliate of any party described in clause (a); or (c) a party with which the Licensed Party or any party described in clauses (a) or (b) has some other relationship relevant to the development or commercialization of Products or Other Products, whether family or commercial, such as joint venture partners.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.3 “Arms Length Sale” means a sale of a Product or an Other Product to an unrelated party. Leasing or renting a Product or an Other Product shall be deemed a sale for purpose of this definition and for determining royalties payable under this Agreement. Any Recovery for carrying out a method covered by a Valid Claim shall be deemed a sale for purpose of this definition and for determining royalties payable under this Agreement. Specifically, a sale, including leasing or renting, is not an “Arms Length Sale” if it is a sale by a Licensed Party (which, for purposes of this definition, includes a Sublicensee) to either (a) another Licensed Party, or to any person who is (or was, at the time the transaction was arranged, negotiated, or agreed) an officer, director, employee, or owner of more than 5% of the equity ownership of a Licensed Party, (b) an Affiliate of any party described in clause (a), or (c) a party with which the Licensed Party or any party described in clauses (a) or (b) has some other relationship relevant to the development or commercialization of Products or Other Products, whether family or commercial, such as joint venture partners and including without limitation any Affiliate or Sublicensee, unless in any such event it is consumed by such transferee.

1.4 “Data” shall have the meaning set forth in Section 2.2.

1.5 “Net Sales” means gross invoiced amounts due to Arbios, its Affiliates or Sublicensees as Recovery on Arms Length Sales of Products or Other Products less: (1) ordinary and customary trade discounts actually allowed; (2) credits, rebates, allowances for uncollectible amounts and adjustments for rejections, recalls and returns (including, but not limited to, wholesaler and retailer returns); (3) freight, postage, insurance and duties paid for and separately identified on the invoice or other documentation maintained in the ordinary course of business, (4) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business, and (5) allowances for actual uncollectible accounts determined in accordance with U.S. generally accepted accounting practices.

1.6 “Licensed Party” means Arbios and Arbios Affiliates.

1.7 “Other Product” means any unit of product which, if manufactured, used or sold in the United States, would meet the definition of Product at the time of such manufacture, use, or sale, but which does not meet such definition in a country where actually manufactured, used or sold due to the fact that Patent Rights were not pursued or have not issued in such country(ies). For the avoidance of doubt by the way of example (a) a unit of Product manufactured in a country in which Patent Rights were not pursued or have not issued, but sold in a country in which Patent Rights covering such sale are issued (whether or not used in such country) would be a Product and not an Other Product; (b) a unit of Product manufactured in a country in which Patent Rights were not pursued or have not issued, but sold in a country in which Patent Rights covering such Product’s use or sale are issued would be a Product and not an Other Product; and (c) a unit of Product manufactured in a country in which Patent Rights covering such manufacture were pursued or have issued, but sold and used in a country in which Patent Rights were not pursued or issued would be a Product and not an Other Product.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

1.8 “Patent Rights” means all of Licensor’s right, title and interest in:

1.8.1 all patents and patent applications covering inventions relating to blood therapy devices and systems for treatment of toxic and inflammatory mediator related diseases or organ failures which are owned or controlled by Licensor as of the Effective Date or within one year thereafter, including without limitation those listed in Exhibit A hereto (the “Patents”);

1.8.2 all divisionals, continuations, continuations-in-part (CIPs), and foreign counterparts of the Patents, and

1.8.3 all patents issuing on any preceding applications, and any re-issues, re-examinations or extensions of any kind and supplementary protection certificates with respect to any of the foregoing.

For the avoidance of doubt, continuations-in-part shall include any continuations-in-part resulting from or relating to the services to be performed under that certain Service Advisory Agreement to be entered into by and between Arbios and James R. Matson, MD of even date herewith (the “Matson Service Agreement”).

1.9 “Product” means a product the manufacture, sale or use of which would, but for the license granted hereunder, infringe a Valid Claim of a Patent Right in a country where either its manufacture, sale or use occurs.

1.10 “Recovery” means any and all consideration received by a Licensed Party or a Sublicensee for an Arms Length Sale of a Product or an Other Product or for carrying out a method covered by a Valid Claim, including cash, revenue, and non-cash consideration.

1.11 “Sublicensee” means any third party who is not an Affiliate and to whom Arbios, or an Affiliate of Arbios, grants a sublicense under the Patent Rights to make, have made, use, have used, sell, offer for sale, have sold, import or have imported Products and/or Other Products.

1.12 “Valid Claim” means a claim of an issued and unexpired patent included within the Patent Rights which has not been held invalid in a final decision of a court or forum of competent jurisdiction from which no appeal may be taken, and which has not been disclaimed or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 2
LICENSE

2.1 Grant. (a) Licensor hereby grants Arbios an exclusive worldwide license under the Patent Rights and any and all related proprietary information, to research, develop, make, import, have made, use, offer for sale, sell and have sold Products and Other Products, including a license to research, develop, make, import, have made, use, offer for sale, sell and have sold Products and Other Products that if used together with other products in a hemofiltration system, a blood filtration circuit, or method of treating patients under those systems that would infringe the Patent Rights but for this license.

(b) The license granted under Section 2.1 includes the right to grant sublicenses consistent with the terms of this Agreement, specifically requiring the payment by the Sublicensee of royalties at least as great as the royalties that will be payable to Licensor hereunder on account of sales by the Sublicensee. Provided that, such sublicenses must (a) expressly permit such sublicense to either terminate (without notice or further action) or to be assigned to Licensor or its assigns (without notice or further action) in the event of termination of this Agreement; and (c) expressly permit Licensor to inspect Sublicensee's books and records in accordance with the terms of Section 4.4. The right to grant sublicenses is also conditioned on Arbios’ provision of a copy of any such sublicense to Licensor within ten (10) days of its execution.

(c) The license granted herein includes a fully paid, perpetual, irrevocable license under the Patent Rights with respect to all actions of Arbios occurring prior to the Effective Date of this Agreement. This Section 2.1(c) shall survive any termination of this Agreement.

2.2 Related Information. Within thirty (30) days of the Effective Date, Licensor shall also provide to Arbios copies of all data and information in its possession relating to large pore hemofiltration for use in critical care (“Data”), including all data and information relating to preclinical studies performed by Licensor. Arbios shall be entitled to use such information in connection with the research, development, regulatory approval, clinical development and commercialization of Products and related projects.

2.3 Additional Research. In consideration of the rights granted hereunder, Arbios agrees to perform, or have performed, certain product development and clinical research relating to sepsis applications of hemofiltration products as follows: (a) the work shall be conducted by Arbios in accordance with a research plan, timeline, budget, and clinical protocol as mutually agreed by Dr. Matson and Arbios promptly following the Effective Date, (b) the research plan may include the development of clinical grade filters having mutually agreed specifications, (c) the total budget for such product development and clinical research efforts shall not be required to exceed [*] unless otherwise agreed by Arbios, which amount shall not include any amounts paid to Dr. Matson pursuant to the Matson Service Agreement nor the cost of up to fifty (50) clinical grade filters which shall be provided by Arbios at Arbios’ expense for use with up to twenty (20) patients to be enrolled in the mutually agreed clinical study. Arbios shall own all results of any such work, provided that Dr. Matson shall be permitted to use such results in pursuing further clinical studies as reasonably agreed in writing by Arbios. Dr. Matson’s efforts related to such research shall be provided pursuant to a Service Advisory Agreement between Dr. Matson and Arbios of even date herewith.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

2.4 Fair Dealing. Arbios agrees to act in good faith in the manufacture, distribution and pricing of Products and Other Products and any related systems or components sold by Arbios or its Affiliates in conjunction with Products or Other Products so as to not intentionally seek to reduce royalties payable to Licensor hereunder.

ARTICLE 3
CONSIDERATION

3.1 License Fees. On the Effective Date, Arbios shall pay Licensor an initial non-refundable license fee of [*]. In addition, on the Effective Date Arbios shall grant warrants to Licensor for the purchase of 225,000 shares of Arbios Common Stock according to the form of warrant attached as Exhibit B hereto.

Additionally, Arbios shall make the following cash payments to Licensor during the term of this Agreement:

3.1.1 [*] on or before January 1, 2008;

3.1.2 [*] on or before January 1, 2009;

3.1.3 [*] on or before January 1, 2010;

3.1.4 [*] within thirty (30) days of the issuance of the first European patent [*];

3.1.5 [*] within thirty (30) days of the issuance of the first European patent included in the Patent Rights [*];

3.1.6 [*] within thirty (30) days of the first issuance following the Effective Date of a U. S. patent [*];

3.1.7 [*] within thirty (30) days of the first issuance following the Effective Date of a U. S. patent included in the Patent Rights[*].

Each such payment shall be due only once and only if the relevant event occurs during the term of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

3.2 Royalties.

3.2.1 Percentage. During the relevant royalty term as defined in Section 3.2.5 below, Arbios shall pay Licensor a royalty of [*%)] on Net Sales of Products and [*%]) on Net Sales of Other Products.

3.2.2 One Royalty. No more than one royalty payment shall be due with respect to Net Sales of a particular Product or Other Product. No multiple royalties shall be payable because a Product or Other Product, or its manufacture, sale or use, is covered by more than one Valid Claim.

3.2.3 Reductions. If Arbios is also required to pay any Arms Length Royalties with respect to Net Sales of a Product under agreements for rights to patent rights covering the relevant Product, Arbios shall be entitled to credit 50% of any such payments against royalties due hereunder, subject to a maximum reduction of [*]% of the royalties otherwise due (i.e., a minimum royalty of [*]% on Net Sales of Products shall apply). If Arbios is also required to pay Arms Length Royalties with respect to Net Sales of an Other Product under agreements for rights to patent rights covering the relevant Other Product, Arbios shall be entitled to credit 50% of any such payments against royalties due hereunder, with no maximum reduction of the royalties otherwise due.

3.2.4 Non-commercial Transactions. In the event that a Product or Other Product is provided by a Licensed Party and actually used for medical purposes, but no Arms Length Sale has taken place, then Net Sales with respect to such Product or Other Product shall be determined based upon the price generally charged the trade in Arms Length Sales by the Licensee, its Affiliates or Sublicensees, as relevant, at that time. As used herein “price generally charged the trade” shall be determined by obtaining the average of the net sales price in Arms Length Sales over the prior twelve (12) months (or so long as sales have been made, if fewer than twelve (12) months’ information is then unavailable); provided that if no such comparable net sales price is available, it shall be based upon a commercially reasonable price determined by mutual written agreement of the parties. For clarity and notwithstanding the foregoing, provision of Products or Other Products at no cost for use in development activities, including clinical trials, or at no cost for promotional purposes in a manner reasonably consistent with industry practices, shall not be subject to the foregoing provision. Arbios agrees that it will not sell Products or Other Products in any manner other than to Affiliates or Sublicensees, or in an Arms Length Sale, unless otherwise agreed by Licensor, such agreement to not be unreasonably withheld.

3.2.5 Royalty Term. Royalties due under this Article 3 shall be payable on a country-by-country and product-by-product basis for Products until the expiration of the last-to-expire Valid Claim covering such Product in such country and, with respect to Other Products, until the expiration of the last-to-expire Valid Claim of relevant Patent Rights in the United States.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 4
PAYMENTS; REPORTS AND RECORDS

4.1 Payments; Currency. Arbios shall make all payments due under this Agreement by wire transfer in United States dollars in immediately available funds to an account designated by Licensor. If any currency conversion is required in connection with the payment of any royalties under this Agreement, the conversion shall be made by using the exchange rate for the purchase of U.S. dollars reported by The Wall Street Journal on the last business day of the calendar quarter to which such royalty payments relate.

4.2 Taxes. Royalty amounts required to be paid to Licensor pursuant to this Agreement may be paid with deduction for withholding for or on account of any taxes (other than taxes imposed on or measured by net income) or similar governmental charge imposed by a jurisdiction other than the United States (“Withholding Taxes”); provided that, Arbios provides Licensor with advance notice of any expected Withholding Taxes which may reduce the amounts actually received by Licensor hereunder. At Licensor’s request, Arbios shall provide Licensor a certificate evidencing payment of any Withholding Taxes hereunder and shall reasonably assist Licensor to obtain the benefit of any applicable tax treaty or law.

4.3 Royalty Reports and Payments. After the first commercial sale of a Product or Other Product, Arbios shall make quarterly written reports to Licensor within forty-five (45) days after the end of each calendar quarter, stating in each such report, by country, the number, description, and aggregate Net Sales of each Product and Other Product sold (whether by Arbios, its Affiliates, or its Sublicensees) and sublicensing royalties received during the calendar quarter, including detail reasonably necessary to substantiate the calculation of royalties. Such information shall permit Licensor to calculate royalties based upon direct sales by Arbios and each of its Affiliates and Sublicensees, and any distributors and resellers to whom sales that are not Arms Length Sales are made. Concurrently with the making of such reports, Arbios shall pay Licensor the payments specified in Section 3.2.

4.4 Records; Inspection. Arbios shall keep complete, true and accurate books of account and records for the purpose of determining the royalty amounts payable under this Agreement. Such books and records shall be kept at the principal place of business of Arbios for at least three (3) years following the end of the calendar quarter to which they pertain and will be open for inspection during such period by a representative of Licensor for the purpose of verifying the royalty reports and payments. Such inspections shall be made during ordinary business hours. The representative may be obliged to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 4.4 shall be at Licensor’s expense, unless an underpayment exceeding five percent (5%) of the amount stated for the period covered by the inspection is identified, in which case all costs relating to the inspection and any unpaid amounts will be paid by Arbios. Any amounts not paid when due (for any reason) shall bear interest at the lesser of one percent (1%) per month or the maximum interest allowable under the law.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 5
DUE DILIGENCE

5.1 Diligence Efforts. Arbios shall use commercially reasonable efforts to develop and bring one or more Products to market through a diligent program for the exploitation of the Patent Rights. In addition, Arbios shall:

a.
Submit to the United States Food and Drug Administration (“FDA”) by [*] plans for a pivotal clinical study designed for a Product covered by the ‘040 family of Patents for liver failure (an “[*] Study”) and, within thirty (30) days of such submission, deliver to Licensor a certificate stating the product and/or method that is the subject of the study is a Product covered by this License;

b.
Within 90 days after receiving FDA permission to begin an [*] Study, recruit at least 4 sites for such study, defined as Principal Investigators having been identified and contracts being under negotiation;

c.	Bring a commercial Product to market no later than [*]; and

d.
Obtain aggregate cash equity or debt investments, funding from corporate partners, sale of assets, or grants, of at least the following amounts on or before the designated dates (amounts are cumulative, not additive):

i.	$[*] by [*];

ii.	$[*] by [*]; and

iii.	$[*] by [*].

Material failure by Arbios to meet any of the above milestones shall be deemed a material breach of this Agreement and shall give Licensor the right to terminate this Agreement pursuant to the provisions of Section 9.3 hereof. The certificate delivered by Arbios in satisfaction of the requirement stated in Section 5.1(a) shall be irrevocably binding on Arbios, Licensed Parties, and Sublicensees for all purposes of this Agreement.

5.2 Information. As Licensor may reasonably request from time to time, no more than twice per calendar year, Arbios shall keep Licensor informed as to Arbios’ progress in developing, marketing and selling the Products under this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 6
CONFIDENTIAL INFORMATION

6.1 Definition.  “Confidential Information” shall mean trade secrets, know-how, technical, business and market information, patent disclosures, patent applications, structures, models, techniques, formula processes, compositions, compounds, antigens, antibodies, hybridomas, apparatus, designs, sketches, photographs, plans, drawings, specifications, samples, reports, customer lists, price lists, studies, findings, inventions, business and financial plans, clinical development and clinical trial plans/status, and results, devices, device designs, absorbents, materials, membranes, intended uses, and ideas) disclosed by one Party to the other hereunder, but only to the extent that such information is either marked as “CONFIDENTIAL” or that, due to the nature of the information, the receiving party should reasonably know is confidential.

6.2 Limitations. Each party shall:

6.2.1 use reasonable commercial efforts to maintain the confidentiality of all Confidential Information;

6.2.2 not use or permit the use of any Confidential Information, except as reasonably required to accomplish the purpose of the disclosure of the Confidential Information or to exercise rights hereunder; and

6.2.3 not disclose any Confidential Information, other than to employees or agents who reasonably require knowledge of such Confidential Information to accomplish the purpose of the disclosure of the Confidential Information, and who are bound by substantially similar written obligations of confidentiality.

6.3 Property of Disclosing Party; Return of Information. Confidential Information and all embodiments and expressions of such Confidential Information, including, without limitation, all reports, notes, reprints, descriptions, copies and summaries thereof, shall be and remain the property of the disclosing party at all times, and, to the extent in the disclosing party’s possession and control, and not subject to any continuing licenses hereunder, shall be returned to the disclosing party upon request, except for a single copy that may be retained in the receiving party’s legal files for record keeping purposes only.

6.4 Exclusion. Neither party shall be liable for the disclosure or use of any Confidential Information which was:

6.4.1 at the time of disclosure, in the possession of receiving party on a non-confidential basis as shown by contemporaneous written records, and not as a result of any unauthorized act or omission on the part of the receiving party or any third party;

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

6.4.2 independently developed by the receiving party; or

6.4.3 required to be disclosed by law so long as the disclosing party is promptly given prior written notice of the required disclosure.

6.5 Publicity. Neither party shall, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, disclose to third parties, other than its attorneys and accountants and other advisors on a need to know basis, nor originate any publicity, news release or public announcement, written or oral, whether to the public, the press, stockholders or otherwise, referring to this Agreement, including its existence, the subject matter to which it relates, including without limitation the patent numbers, the performance under it or any of its specific terms and conditions, except such announcements or disclosures as, in the opinion of the counsel for the party making such announcement, are required by law, including United States securities laws, food, drug and cosmetic laws, or patent marking laws. If a party determines that it is required by law to make an announcement with respect to this Agreement, it will give the other party such notice as is reasonably practicable and an opportunity to comment upon the announcement and will limit any such announcement to the facts that it is advised by counsel are required to be disclosed.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.1 Representations and Warranties. Licensor represents and warrants that: (i) it has the full right and authority to enter into this Agreement, (ii) it owns the Patent Rights without lien or other encumbrance; (iii) it knows of no other party having any claim to ownership of any of the Patent Rights or of any prior act or any fact which causes it to conclude that any of the Patents identified on Exhibit A is invalid or unenforceable in whole or in part; (iv) it is current in the payment of all maintenance fees (however denominated) with respect to the Patent Rights; and (v) it has not previously granted and will not grant any rights or licenses in conflict with the rights and licenses granted to Arbios in this Agreement.

7.2 Disclaimer. Nothing in this Agreement is or shall be construed as:

7.2.1 A warranty or representation by Licensor as to the validity or scope of any claim within the Patent Rights;

7.2.2 A warranty or representation that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights of any third party;

7.2.3 An obligation to bring or prosecute actions or suits against third parties for infringement of any of the Patent Rights, subject to reasonable assistance pursuant to Section 8.2; or

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

7.2.4 Granting by implication, estoppel, or otherwise any licenses or rights under patents or other rights of Licensor or third parties, regardless of whether such patents or other rights are dominant or subordinate to any patent within the Patent Rights.

7.3 Additional Representations and Warranties. Arbios represents and warrants that: (a) the clinical trial being conducted at the time of execution of this Agreement, identified as the SEPET™ Feasibility Trial, involves the use of a blood filtration device with an albumin sieving coefficient of approximately [*]%,; (b) each product for which it requests permission from the FDA for purposes of a clinical study and/or commercial marketing in satisfaction of Section 5.1 of this Agreement shall be a Product; and (c) prior to the execution of this Agreement, it has not engaged in any negotiations for the sublicensing or assignment of this license. Upon written request of Licensor, Arbios shall certify that the representation of clause (b) above applies in connection with any relevant milestone which has been met as specified in Section 5.1.

7.4 No Other Warranties, Liability. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 7.1, LICENSOR GRANTS NO WARRANTIES WITH RESPECT TO THE PATENT RIGHTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE, AND LICENSOR SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR SCOPE OF THE PATENT RIGHTS, OR NON-INFRINGEMENT OF THE INTELLECTUAL-PROPERTY RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ECONOMIC DAMAGES OF AN INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL NATURE, INCLUDING WITHOUT LIMITATION LOSS OF PROFITS, LOSS OF USE, OR OTHER ECONOMIC LOSS.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1 Patent Prosecution. From and after the Effective Date, Arbios, at its sole expense and using patent counsel selected by Arbios, shall diligently pursue in a commercially reasonable manner the filing, prosecution, maintenance, defense and enforcement of all applications for patents and all patents included in Patent Rights. Arbios will provide Licensor a quarterly report on the status of all efforts to prosecute, maintain, defend and enforce all applications for patent and all patents included in Patent Rights, and shall respond to all reasonable requests by Licensor for information regarding the status of Patent Rights. Arbios shall keep Licensor regularly informed of all prosecution activities and the parties shall confer in advance on actions to be taken in connection with the prosecution of applications for all Patent Rights. Licensor shall, and shall use reasonable efforts (without being required to incur any cost or expense) to cause its representatives who are inventors of the Patent Rights to, fully cooperate at the expense of Arbios, and as reasonably requested by Arbios, in efforts relating to the filing, prosecution, maintenance, defense and/or enforcement of all Patent Rights. Arbios agrees to execute a letter agreement with David Radunsky in the form attached as Exhibit C

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

8.2 Patent Enforcement. If either party becomes aware that any Patent Rights are being or have been infringed by any third party, such party shall promptly notify the other party in writing describing the facts relating thereto in reasonable detail. Arbios shall have the right, but not the obligation, to institute, prosecute and control any action, suit or proceeding (an “Action”) with respect to such infringement, including any declaratory judgment action, at its expense, using counsel of its choice. Notwithstanding any other provision hereof, if either party notifies the other party in writing that an infringement of the Patent Rights exists, and Arbios does not take reasonable steps within nine (9) months of any such notice by Licensor to cause such infringement to cease, then for the following nine (9) months only, Licensor and not Arbios shall have the first right to prosecute any such infringement, and Arbios shall provide reasonable assistance (and shall use reasonable efforts to obtain assistance from the inventors) to Licensor with respect to any such action at Licensor’s expense. The parties agree that the party filing any action as described above may file such action in the name of the other party if reasonably necessary. Any recovery from any action brought hereunder shall be first allocated to reimbursing costs incurred in such action, and the remainder allocated 90% to the party controlling the action and 10% to the other party; provided that, if a sublicense is granted under the Patent Rights in the course of any litigation, then the royalty obligations of Section 3.2 and Article 4 shall apply to Net Sales under any such sublicense agreement with respect to all sales covered by such sublicense in lieu of the foregoing.

8.3 Existing Action. This Agreement shall not affect [*]. Licensor shall keep Arbios reasonably informed of any events related [*].

ARTICLE 9
TERM AND TERMINATION

9.1 Term. The term of this Agreement will commence on the Effective Date of this Agreement and remain in full force and effect until the expiration of the last Patent Right, unless earlier terminated in accordance with this Article 9.

9.2 Permissive Termination. Arbios may terminate this Agreement at any time by providing Licensor notice in writing at least thirty (30) days prior to the effective date of termination.

9.3 Termination for Cause. Either party may terminate this Agreement if the other party has materially breached or defaulted in the performance of any of its obligations hereunder, and such default has continued for forty-five (45) days after written notice thereof (ten (10) days for payment breaches) was provided to the breaching party by the nonbreaching party. Any termination shall become effective at the end of such forty-five (45) day period (ten (10) days for payment breaches) unless the breaching party has cured or remedied any such breach or default prior to the expiration of such period. Notwithstanding the foregoing, the period to cure any default to which Section 10.3 (c) is applicable (as provided in Section 10.3(c)(i)), shall be extended until the first to occur of (A) the mutual agreement of the parties with respect thereto, or (B) five business days after the arbitration award with respect thereto has been issued, and any termination of this Agreement on account of such default shall not become effective until such extended cure period has ended without the breach being cured if, but only if, all payments in controversy are made by Arbios into escrow pursuant to Section 10.3 (c) within any original cure period for such payments (i.e., the original cure period as stated in the first sentence of this paragraph). All such payments made by Arbios in escrow must be accompanied by a written statement to the escrow agent, with a copy to Licensor, identifying the original due date of the payment. The parties acknowledge and agree that time is of the essence with respect to the actions specified in Sections 5.1(a), (b), (c), and (d), and in making any required payments under this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

9.4 Termination for Insolvency. Either party, in addition to any other remedies available to it by law or in equity, may terminate this Agreement by providing written notice to the other party on or after the occurrence of any of the following events with regard to such other party: (i) becoming insolvent, or admitting in writing its insolvency or inability to pay its debts or perform its obligations as they mature; or (ii) becoming the subject of any voluntary or involuntary proceeding in bankruptcy, liquidation, dissolution, receivership, attachment or composition or general assignment for the benefit of creditors that is not dismissed with prejudice within thirty (30) days after the institution of such proceeding, attachment or assignment.

9.5 Effect of Termination.

9.5.1 Accrued Rights and Obligations. Termination of this Agreement for any reason does not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement. It is understood and agreed that monetary damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party may be entitled to seek injunctive relief as a remedy for any such breach. Such remedy shall not be considered to be the exclusive remedy for any such breach of this Agreement, but shall be in addition to all other remedies available at law or in equity.

9.5.2 Stock on Hand. If this Agreement is terminated for any reason, Arbios may sell or otherwise dispose of the stock of any Product then on hand until one year after such termination, subject to Article 3 and Article 4 and the other applicable terms of this Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

9.5.3 Licenses. All licenses granted hereunder (other than the license granted in Section 2.1(c)) shall terminate upon the termination of this Agreement. Licensor shall have the unilateral right to request the assignment of any sublicense granted prior to termination or to terminate such sublicense

9.5.4 Survival. Sections 9.5 and Section 3.2, and Section 2.1(c), and Articles 4, 6, 8 and 10 of this Agreement, as well as any obligation to pay royalties accruing prior to termination, shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 10
MISCELLANEOUS PROVISIONS

10.1 Governing Law. This Agreement and any dispute, including without limitation any arbitration, arising from the performance or breach hereof shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the conflicts-of-laws principles thereof.

10.2 Assignment. Neither party may transfer or assign this Agreement or any of its rights hereunder to any party without the written consent of the other party, such consent not to be unreasonably withheld; provided, however, that (a) either party may assign its entire interest in this Agreement in connection with a merger or sale of substantially all of the assets of such party relating to the subject matter of this Agreement without any such prior consent and (b) Licensor may assign its right to receive royalties hereunder to one or more trusts. Subject to the foregoing, this Agreement binds upon and inures to the benefit of the parties and their permitted successors and assigns. No such assignment shall be permitted unless the assigning party shall promptly notify the other party hereto of such assignment, and the assignee shall agree for the benefit of the continuing party (i.e. the non-assigning party) in writing to be bound by all duties and obligations of the assignor hereunder.

10.3 Dispute Resolution. (a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration conducted in Chicago, Illinois under the commercial arbitration rules of the American Arbitration Association (“AAA”). The arbitration shall be conducted by a single independent arbitrator jointly appointed by the parties; provided, however, that if they cannot agree within thirty (30) days after the initiation of the arbitration, then the arbitrator shall be a lawyer or former judge experienced in patent litigation appointed by the AAA; provided further, however, that if the amount in controversy exceeds $[*] with respect to any calendar quarter, then a panel of three arbitrators so qualified shall be appointed. Disputes about arbitration procedure shall be resolved by the arbitrator(s). The arbitrator(s) may proceed to an award notwithstanding the failure of either party to participate in the proceedings. It is the goal of the parties that any arbitration proceeding be completed within twelve months of being initiated. The parties shall conduct themselves in good faith with the objective of achieving that goal and the arbitrator(s) shall be instructed to manage the arbitration accordingly. Discovery shall be limited to mutual exchange of documents relevant to the dispute, controversy or claim; depositions shall not be permitted unless agreed to by both Parties. The arbitrator(s) shall be authorized to grant interim relief, including to prevent the destruction of goods or documents involved in the dispute, protect trade secrets and provide for security for a prospective monetary award. The limitations on liability set out in Article 7 hereof shall apply to an award of the arbitrator(s). Specifically, but without limitation, under no circumstances shall the arbitrator(s) be authorized to award punitive or multiple damages. The prevailing party shall be entitled to an award of reasonable attorney fees incurred in connection with the arbitration in such amount as may be determined by the arbitrator(s). The award of the arbitrator(s) shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator(s). Notwithstanding this, application may be made to any court for a judicial acceptance of the award or order of enforcement. Notwithstanding anything contained in this Section 10.3 to the contrary, each party shall have the right to institute judicial proceedings against the other party or anyone acting by, through or under such other party, in order to enforce the instituting party’s rights hereunder through reformation of contract, specific performance, injunction or similar equitable relief, and either party may require that any question of patent validity, be determined by a court of competent jurisdiction, rather than by arbitration hereunder.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(b) Section 10.3(a) does not apply to any claim for patent infringement with respect to any period of time following termination of this agreement. No arbitration award (or suit to enforce an arbitration award) shall constitute res judicata or collateral estoppel or otherwise be relevant to any proceeding for patent infringement with respect to any period of time following termination of this agreement.

(c) Controversies Concerning Product Classification. (i) This Section 10.3 (c) is applicable to a notice of default given by Licensor only in the following circumstances: if any Licensed Party or Sublicensee sells a product or service that will generate revenue that Arbios believes in good faith either (A) does not constitute Recovery because the product is neither a Product nor an Other Product, or because the method used in the service does not infringe a Valid Claim, or (B) is properly subject to a [*]% royalty as the sale of an Other Product rather than a [*]% royalty as the sale of a Product, and Arbios notifies the Licensor of such fact (the “Arbios Notice”) no later than the date on which the cure period for such notice of default would have ended (without the effect of this Section 10.3 (c)), stating in the notice reasonably complete reasons for its belief and currently available support therefor, and accompanying such notice with a sample product, if relevant.

(ii) In the case of a notice of default to which this Section 10.3 (c) is applicable, the parties will consult actively with one another to come to agreement on the question within fifteen (15) days of the Arbios Notice.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(iii) If the parties have failed to come to agreement on the question within the period provided above, then either party may request that the matter be resolved by arbitration pursuant to Section 10.3(a).

(iv) During the pendency of any dispute resolution process as provided herein, Arbios shall pay the relevant royalties into escrow. The royalty rate to be paid into escrow shall be [*]% unless Licensor agrees that a [*]% royalty rate would apply under its interpretation of the facts and the Patent Rights, which interpretation shall be made in good faith, in which case the [*]% rate shall apply. The escrow agreement pursuant to which Arbios shall make the required payments shall be with a mutually agreeable escrow agent, or if Licensor does not timely agree to an agent, then with an impartial agent of national reputation appointed by Arbios, and the escrow agreement shall contain the agent’s normal indemnity provisions and shall provide that the funds shall be reasonably invested and shall be paid out by the escrow agent on the first to occur of the following: (A) receipt by the escrow agent of joint instructions from Arbios and Licensor directing such payment; or (B) receipt of and pursuant to an arbitration award directing the escrow agent to pay out the money; or (C) twelve months after the original due date of the payment which was paid into escrow, at which time the relevant payment shall be paid to Licensor, along with any interest earned thereon.

10.4 Waiver. No waiver of any rights is effective unless consented to in writing by the party to be charged and the waiver of any breach of default does not constitute a waiver of any other right hereunder or any subsequent breach or default.

10.5 Severability. If any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement remains in full force and effect without said provision.

10.6 Notices. All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other parties hereto:

Arbios:	Arbios Systems, Inc.
1050 Winter Street, Suite 1000
Waltham, MA 02451
Facsimile: 1-781-839-7294
Attn: President

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

Licensor:	Immunocept LLC
6530 Clearhaven Circle
Dallas, TX 75248
Attn: James R. Matson, MD

With a copy to:	David Radunsky
12015 Excelsior Way
Dallas, TX 75230

10.7 Independent Contractors. Both parties are independent contractors under this Agreement. Nothing contained in this Agreement is intended nor is to be construed so as to constitute Licensor or Arbios as partners or joint venturers with respect to this Agreement. Neither party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any other contract, agreement, or undertaking with any third party.

10.8 Compliance with Laws. In exercising their rights under this license, the parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this Agreement.

10.9 Use of Name. Neither party shall use the name or trademarks of the other party without the prior written consent of such other party.

10.10 Entire Agreement; Amendment. This Agreement including all Exhibits and the Matson Service Agreement constitute the entire and exclusive Agreement between the parties with respect to the subject matter hereof and supersedes and cancels all previous discussions, agreements, commitments and writings in respect thereof. No amendment or addition to this Agreement is effective unless reduced to writing and executed by the authorized representatives of the parties.

10.11 Further Assurances. Each party agrees to execute, acknowledge and deliver such further instruments, and do such other acts, as may be necessary and appropriate in order to carry out the purposes and intent of this Agreement.

IN WITNESS WHEREOF, the undersigned have entered into this Agreement as of the date first set forth above.

IMMUNOCEPT LLC		ARBIOS SYSTEMS, INC.

By:	/s/ David Radunsky	By:	/s/ Walter Ogier
	Print Name: David Radunsky		Print Name: Walter Ogier
	Title: CEO		Title: President

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT A
PATENTS
U.S. Appln. No. and File Date	Title	Inventors
10/796,882* 3/8/2004	Method and System for Colloid Exchange Therapy	Lee, Patrice A. Matson, James R. Radunsky, David
10/826,736 4/16/2004	Hemofiltration Systems, Methods and Devices Used to Treat Inflammatory Mediator Related Disease	Lee, Patrice A. Matson, James R.
10/843,933 5/12/2004	Hemofiltration Systems, Methods, and Devices Used for Treatment of Chronic and Acute Diseases	Matson, James R.
11/387,556* 3/23/2006	Method and System for Colloid Exchange Therapy	Lee, Patrice A. Matson, James R. Radunsky, David

U.S. Patent. No. and Issue Date	Title	Inventors
5,571,418 11/5/1996	Hemofiltration of Toxic Mediator-Related Diseases	Lee, Patrice A. Matson, James R. Pryor, Robert W.
6,287,516 9/11/2001	Hemofiltration Systems, Methods, and Devices Used to Treat Inflammatory Mediator Related Diseases	Lee, Patrice R. Matson, James R.
6,730,266 5/4/2004	Hemofiltration Systems, Methods, and Devices Used to Treat Inflammatory Mediator Related Diseases	Lee, Patrice A. Matson, James R.
6,736,972 5/18/2004	Method and System for Providing Therapeutic Agents with Hemofiltration for Reducing Inflammatory Mediator Related Diseases	Matson, James R.
6,787,040* 9/7/2004	Method and System for Colloid Exchange Therapy	Lee, Patrice A. Matson, James R. Radunsky, David

Foreign Appln. No. and File Date	Title	Inventors
European 02750294.7 7/24/2002	Hemofiltration Systems, Methods, and Devices Used to Treat Inflammatory Mediator Related Diseases	Lee, Patrice A. Matson, James R.
European 03726057.7* 3/13/2003	Method and System for Colloid Exchange Therapy	Lee, Patrice A. Matson, James R. Radunsky, David

* [*]

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT B

FORM OF WARRANT

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR ANY APPLICABLE STATE LAWS, AND NO INTEREST THEREIN MAY BE SOLD, DISTRIBUTED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE TRANSFERRED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS COVERING ANY SUCH TRANSACTION, OR SUCH TRANSACTION IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND SUCH LAWS, SUCH COMPLIANCE, AT THE OPTION OF THE CORPORATION, TO BE EVIDENCED BY AN OPINION OF THE WARRANT HOLDER'S COUNSEL, IN FORM ACCEPTABLE TO THE CORPORATION, THAT NO VIOLATION OF SUCH REGISTRATION PROVISIONS WOULD RESULT FROM ANY PROPOSED TRANSFER OR ASSIGNMENT.

FORM OF COMMON STOCK PURCHASE WARRANT

ARBIOS SYSTEMS, INC.

THIS CERTIFIES that for good and valuable consideration received, Immunocept LLC, or a registered assignee (the “Holder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from Arbios Systems, Inc., a Delaware corporation (the “Corporation”), up to 225,000 (Two hundred twenty-five thousand) fully paid and nonassessable shares of common stock, par value $0.001, of the Corporation (“Warrant Stock”) at a purchase price per share (the “Exercise Price”) of $1.50 (the “Warrant”).

ARTICLE 1 Term of Warrant

Subject to the terms and conditions set forth herein, this Warrant shall be exercisable, in whole or in part, at any time on or after the date hereof and at or prior to 11:59 p.m., Pacific Standard Time, on March 29th, 2013 (the “Expiration Date”).

ARTICLE 2 Exercise of Warrant.

The purchase rights represented by this Warrant are exercisable by the registered Holder hereof, in whole or in part, at any time and from time to time at or prior to the Expiration Date by delivery of the following to the office of the Corporation specified in Section 13:

(a) A duly executed Notice of Exercise in the form attached hereto;

(b) Payment of the Exercise Price for the shares thereby purchased either (i) by cash or by check or bank draft payable to the order of the Corporation, (ii) by cancellation of indebtedness of the Corporation to the Holder hereof, if any, at the time of exercise in an amount equal to the purchase price of the shares thereby purchased, or (iii) by net exercise pursuant to Section 2.1 hereof; and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

(c) This Warrant.

Upon the exercise of the rights represented by this Warrant, the Holder shall be entitled to receive from the Corporation a stock certificate in proper form representing the number of shares of Warrant Stock so purchased.

2.1 Net Exercise.

Notwithstanding any provisions herein to the contrary, in the event of a Change of Control the Holder may elect, in lieu of exercising this Warrant by payment of cash, to receive shares equal to the value (as determined below) of this Warrant (or the portion hereof being canceled) by surrender of this Warrant at the principal office of the Corporation together with the properly endorsed Notice of Exercise in which event the Company shall issue to the Holder, upon consummation of such Change of Control, a number of shares of Warrant Stock computed using the following formula:
X = Y (A-B)
A
Where X =	the number of shares of Warrant Stock to be issued to the Holder

Y =	the number of shares of Warrant Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation)

A =	the fair market value of one share of the Corporation’s Warrant Stock (at the date of such calculation)

B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, the fair market value of one share of Warrant Stock shall be the value received in such Change of Control by the holders of the securities as to which purchase rights under this Warrant exist.

ARTICLE 3 Issuance of Shares; No Fractional Shares of Scrip.

Certificates for shares purchased hereunder shall be delivered to the Holder hereof by the Corporation's transfer agent at the Corporation's expense within a reasonable time after the date on which this Warrant shall have been exercised in accordance with the terms hereof. Each certificate so delivered shall be in such denominations as may be requested by the Holder hereof and shall be registered in the name of such Holder or, subject to applicable laws, such other name as shall be requested by the Holder. If, upon exercise of this Warrant, fewer than all of the shares of Warrant Stock evidenced by this Warrant are purchased prior to the Expiration Date, one or more new warrants substantially in the form of, and on the terms in, this Warrant will be issued for the remaining number of shares of Warrant Stock not purchased upon exercise of this Warrant. The Corporation hereby represents and warrants that all shares of Warrant Stock which may be issued upon the exercise of this Warrant will, upon such exercise, be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issuance thereof (other than liens or charges created by or imposed upon the Holder of the Warrant Stock). The Corporation agrees that the shares so issued shall be and will be deemed to be issued to such Holder as the record owner of such shares as of the close of business on the date on which this Warrant shall have been surrendered for exercise in accordance with the terms hereof. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon the exercise of this Warrant, an amount equal to such fraction multiplied by the then current price at which each share may be purchased hereunder shall be paid in cash to the Holder of this Warrant.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 4 Charges, Taxes and Expenses.

Issuance of certificates for shares of Warrant Stock upon the exercise of this Warrant shall be made without charge to the Holder hereof for any issue or transfer tax or other incidental expense in respect of the issuance of such certificate, all of which taxes and expenses shall be paid by the Corporation, and such certificates shall be issued in the name of the Holder of this Warrant or in such name or names as may be directed by the Holder of this Warrant; provided, however, that in the event certificates for shares of Warrant Stock are to be issued in a name other than the name of the Holder of this Warrant, this Warrant when surrendered for exercise shall be accompanied by an Assignment Form to be provided by the Corporation duly executed by the Holder hereof.

ARTICLE 5 No Rights as Stockholders.

This Warrant does not entitle the Holder hereof to any voting rights or other rights as a stockholder of the Corporation prior to the exercise hereof.

ARTICLE 6 Exchange and Registry of Warrant.

This Warrant is exchangeable, upon the surrender hereof by the registered Holder at the above mentioned office or agency of the Corporation, for a new Warrant of like tenor and dated as of such exchange. The Corporation shall maintain at the above-mentioned office or agency a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange, transfer or exercise, in accordance with its terms, at such office or agency of the Corporation, and the Corporation shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 7 Loss, Theft, Destruction or Mutilation of Warrant.

Upon receipt by the Corporation of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and in case of loss, theft or destruction of indemnity or security reasonably satisfactory to it, and upon reimbursement to the Corporation of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, the Corporation will make and deliver a new Warrant of like tenor and dated as of such cancellation, in lieu of this Warrant.

ARTICLE 8 Saturdays, Sundays and Holidays.

If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or that is a legal holiday, then such action may be taken or such right may be exercised on the next succeeding day not a Saturday, Sunday or legal holiday.

ARTICLE 9 Merger, Sale of Assets, Etc.

If at any time prior to the Expiration Date the Corporation proposes to effect an acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of the Corporation or sell or convey all or substantially all of the Corporation’s assets to any other entity (each, a “Change of Control”), then, as a condition of such Change of Control, the Corporation or its successor, as the case may be, shall enter into a supplemental agreement to make lawful and adequate provision whereby the Holder shall have the right to receive, upon exercise of the Warrant, the kind and amount of equity securities which would have been received upon such Change of Control by a Holder of a number of shares of common stock equal to the number of shares issuable upon exercise of the Warrant immediately prior to such Change of Control. If the property to be received upon such Change of Control is not equity securities, or in the event of an initial public offering of securities of the Corporation registered under the Act (whether or not such public offering would be deemed a Change of Control), the Corporation shall give the Holder of this Warrant twenty (20) business days prior written notice of the proposed effective date of such transaction, and if this Warrant has not been exercised by or on the effective date of such transaction, it shall terminate. Notwithstanding the foregoing, in the event of a public offering or Change of Control, the Holder shall have the right to deliver a Notice of Exercise to the Corporation conditioned upon consummation of such public offering or Change of Control transaction (a “Conditional Notice”). In the event of a Conditional Notice, this Warrant shall be exercised only in the event such transaction is consummated, and shall be deemed so exercised immediately prior to the consummation of such public offering or Change of Control transaction (but after giving effect to any adjustment to the Exercise Price).

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 10 Subdivision, Combination, Reclassification, Conversion, Etc.

If the Corporation at any time shall by subdivision, combination, reclassification of securities or otherwise, change the Warrant Stock into the same or a different number of securities of any class or classes, this Warrant shall thereafter entitle the Holder to acquire such number and kind of securities as would have been issuable in respect of the Warrant Stock (or other securities which were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change) as the result of such change if this Warrant had been exercised in full for cash immediately prior to such change. The Exercise Price hereunder shall be adjusted if and to the extent necessary to reflect such change. If the Warrant Stock or other securities issuable upon exercise hereof are subdivided or combined into a greater or smaller number of shares of such security, the number of shares issuable hereunder shall be proportionately increased or decreased, as the case may be, and the Exercise Price shall be proportionately reduced or increased, as the case may be, in both cases according to the ratio which the total number of shares of such security to be outstanding immediately after such event bears to the total number of shares of such security outstanding immediately prior to such event. The Corporation shall give the Holder prompt written notice of any change in the type of securities issuable hereunder, any adjustment of the Exercise Price for the securities issuable hereunder, and any increase or decrease in the number of shares issuable hereunder.

ARTICLE 11 Transferability; Compliance with Securities Laws.

11.1 This Warrant may not be transferred or assigned in whole or in part without compliance with all applicable federal and state securities laws by the transferor and transferee (including the delivery of investment representation letters and legal opinions reasonably satisfactory to the Corporation, if requested by the Corporation). Subject to such restrictions, prior to the Expiration Date, this Warrant and all rights hereunder are transferable by the Holder hereof, in whole or in part, at the office or agency of the Corporation referred to in Section 2 hereof. Any such transfer shall be made in person or by the Holder's duly authorized attorney, upon surrender of this Warrant together with the Assignment Form attached hereto properly endorsed.

11.2 The Holder of this Warrant, by acceptance hereof, acknowledges that this Warrant and the Warrant Stock issuable upon exercise hereof are being acquired solely for the Holder's own account and not as a nominee for any other party, and for investment, and that the Holder will not offer, sell or otherwise dispose of this Warrant or any shares of Warrant Stock to be issued upon exercise hereof except under circumstances that will not result in a violation of the Act, or any state securities laws. Upon exercise of this Warrant, the Holder shall, if requested by the Corporation, confirm in writing, in a form satisfactory to the Corporation, that the shares of Warrant Stock so purchased are being acquired solely for Holder's own account and not as a nominee for any other party, for investment, and not with a view toward distribution or resale.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

11.3 The Holder understands that the Warrant Stock has not been registered under the Act on the basis that no distribution or public offering of the stock of the Corporation is to be effected. The Holder realizes that the basis for the exemption may not be present if, notwithstanding its representations, the Holder has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities. The Holder has no such present intention.

11.4 Notwithstanding the foregoing, no registration statement, no-action letter or opinion of counsel shall be necessary for a transfer, pledge or grant of security interest by a holder of a Warrant (or securities issuable upon exercise thereof) (i) to a fund, partnership, limited liability company, trust, or other entity that is an affiliate of such holder, (ii) to a partner or member (or retired partner or member) of such transferring holder, or to the estate of any such partner or member (or retired partner or member), (iii) to holder’s spouse, siblings, lineal descendants or ancestors by gift, will or intestate succession or (iv) in compliance with Rule 144(k) (or any successor provision) of the Act so long as the Corporation is furnished with satisfactory evidence of compliance with such rule; provided, however, that, in the case of (i), (ii) or (iii), the transferee agrees in writing to be subject to the terms of this Warrant to the same extent as if he or she were an original holder hereunder.

11.5 Each certificate representing the Warrant Stock or other securities issued in respect of the Warrant Stock upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required under applicable securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR UNLESS THE SALE OR TRANSFER IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 12 Representations and Warranties.

The Corporation hereby represents and warrants to the Holder hereof that:

12.1 during the period that this Warrant is outstanding, the Corporation will reserve from its authorized and unissued common stock a sufficient number of shares to provide for the issuance of Warrant Stock upon the exercise of this Warrant;

12.2 the issuance of this Warrant shall constitute full authority to the Corporation's officers who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for the shares of Warrant Stock issuable upon exercise of this Warrant;

12.3 the Corporation has all requisite legal and corporate power to execute and deliver this Warrant, to sell and issue the Warrant Stock hereunder, and to carry out and perform its obligations under the terms of this Warrant;

12.4 all corporate action on the part of the Corporation, its directors and stockholders necessary for the authorization, execution, delivery and performance of this Warrant by the Corporation, the authorization, sale, issuance and delivery of the Warrant Stock, the grant of registration rights as provided herein and the performance of the Corporation's obligations hereunder has been taken;

12.5 the Warrant Stock, when issued in compliance with the provisions of this Warrant and the Corporation's Certificate of Incorporation (as they may be amended from time to time), will be validly issued, fully paid and nonassessable, and free of all taxes, liens or encumbrances with respect to the issue thereof, and will be issued in compliance with all applicable federal and state securities laws;

12.6 the issuance of the Warrant Stock will not be subject to any preemptive rights, rights of first refusal or similar rights;

12.7 Except and to the extent as waived or consented to by the Holder, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may be necessary or appropriate in order to protect the exercise rights of the Holder against impairment; and

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

12.8 In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Company shall mail to the Holder, at least ten (10) days prior to the date the Corporation plans to take a record of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

ARTICLE 13 Notices.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.

All communications to the Corporation shall be sent to the following address:

Arbios Systems, Inc.
1050 Winter Street, Suite 1000
Waltham, MA 02451
Facsimile: 1-781-839-7294
Attn: President

and all communications to the Holder shall be sent to the following address:

Immunocept LLC
6530 Clearhaven Circle
Dallas, TX 75248
Attn: James R. Matson, MD

or such other address as the Corporation or Holder may designate by ten (10) days advance written notice to the other parties hereto.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

ARTICLE 14 Governing Law.

This Warrant shall be governed by and construed in accordance with the laws of the State of New York.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

IN WITNESS WHEREOF, the Corporation has caused this Warrant to be executed by its duly authorized officers.

Dated: March 29, 2007

ARBIOS SYSTEMS, INC.

By:
Walter C. Ogier
President and Chief Executive Officer

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

NOTICE OF EXERCISE

To: Arbios Systems, Inc.
(1) □ The undersigned hereby elects to purchase _______ shares of common stock of Arbios Systems, Inc. pursuant to the terms of the attached Warrant and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

□ The undersigned hereby elects to purchase _______ shares of common stock of Arbios Systems, Inc. pursuant to the terms of the net exercise provisions set forth in Section 2.1 of the attached Warrant, and shall tender payment of all applicable transfer taxes, if any.

(2) Please issue a certificate or certificates representing said shares of common stock in the name of the undersigned or in such other name as is specified below:

______________________________________
(Name)

______________________________________
(Address)

(3) The undersigned represents that (i) the aforesaid shares of common stock are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares; (ii) the undersigned is experienced in making investments of this type and has such knowledge and background in financial and business matters that the undersigned is capable of evaluating the merits and risks of this investment and protecting the undersigned’s own interests; and (iii) the undersigned understands that the shares of common stock issuable upon exercise of this Warrant have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act, which exemption depends upon, among other things, the bona fide nature of the investment intent as expressed herein, and, because such securities have not been registered under the Securities Act, they must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available.

Date:__________________________

______________________________
(Signature)

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

EXHIBIT C

RADUNSKY AGREEMENT

Arbios Systems, Inc.
1050 Winter Street, Suite 1000
Waltham, MA 02451

March 29, 2007

David Radunsky
12015 Excelsior Way
Dallas, TX 75230

Dear Mr. Radunsky:

This letter agreement is entered into ancillary to that certain License Agreement dated March 29th, 2007, by and between Arbios Systems, Inc. and Immunocept, LLC.

Arbios hereby engages you to act as a consultant, without any compensation, but with reimbursement of reasonable expenses that are approved in advance by Arbios, in connection with the prosecution of Patent Rights (as defined in the License Agreement). In this regard:

1.
You will have the right (along with other representatives of Arbios), to participate in consultations with Arbios attorneys that are advising on the prosecution of various patent applications included in the Patent Rights, but you will not have authority to direct the patent prosecutions nor make decisions about the prosecution of patent applications. You are not being engaged as an attorney, but rather as a business consultant.

2.
Arbios will use all reasonable efforts to not make significant decisions nor instruct its patent prosecution attorneys to take significant actions regarding Patent Rights without prior consultation with you.

3.
You will be generally obligated to maintain the confidentiality of the matters covered by your activities hereunder, but it is agreed that information not subject to the attorney client privilege may be used by you in consultation with the officers, directors, and legal advisors of Immunocept in connection with its evaluation of its rights under the License Agreement.

Portions of this Exhibit were omitted and have been filed separately with the Secretary of the Commission pursuant to the Company’s application requesting confidential treatment under Rule 24b-2 of the Securities Exchange Act of 1934.

4.
You are not obligated to devote any specific amount of time to this engagement, and it is recognized that you have other full time employment and that the amount of time that you will devote to this engagement is limited in amount and with respect to schedule.

5.	This Letter Agreement will terminate on the earlier of:

a.	Your death, resignation, or notice that you are unable to continue your consultation hereunder for any reason.

b.
Notice from Arbios terminating this letter agreement and the consultation at any time after either (i) the expiration of five years from the date hereof or (ii) the issuance of one US patent and one foreign patent with respect to the Patent Rights after the effective date of the License Agreement, whichever comes first.

6.
In the event this Letter Agreement is terminated under clause 5 a., then Immunocept will have the right to have Arbios appoint another consultant under substantially similar terms as this Letter Agreement.

Please sign and return a copy of this letter to us indicating your agreement to the terms hereof.

Very truly yours,

/s/ Walter Ogier
Walter C. Ogier
President

Agreed:

/s/ David Radunsky
David Radunsky